Exhibit 16

April 3, 2007

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Sensient Technologies Corporation Retirement Employee Stock Ownership Plan Form 8-K dated March 30, 2007, and we have the following comments:

1.	We agree with the statements made in the first, second, and third paragraphs and the last sentence of the fourth paragraph.

2.	We have no basis on which to agree or disagree with the statements made in the first sentence of the fourth paragraph

Sincerely,

Virchow, Krause & Company, LLP